UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  December 1, 2009
(Date of earliest event reported)

E*TRADE FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 East 57th Street
New York, New York 10022
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (646) 521-4300

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2009, E*TRADE Financial Corporation (the “Company”) entered into employment agreements with its executive officers (other than the chief executive officer and the chief financial officer, who already has an employment agreement).  The Company’s compensation committee approved these employment agreements as part of its ongoing review of executive compensation in order to have consistent employment and severance terms among its executive officers and to ensure that those terms are consistent with current market practice.  In addition to formalizing the employment terms, each agreement provides severance benefits (including change in control severance benefits) that are similar to the officers’ existing severance and employment agreements described in the Company’s most recently filed proxy statement, except that the officers’ severance benefits (outside of a change in control) will also include 12 months’ accelerated vesting.  Each employment agreement provides that if the officer is involuntary terminated without cause or resigns for good reason (including actions by the Company to materially decrease the officer’s salary or duties) and signs a release, the officer will receive a prorated bonus for the year of termination (based on actual performance for the year of termination), one times the sum of salary plus target bonus, 12 months of health benefits, and 12 months of accelerated vesting of equity awards.  If the termination occurs in connection with a change in control, the severance benefits will be two times the sum of salary plus target bonus, 24 months of health benefits and full accelerated vesting of equity awards.  The employment agreements do not provide for tax reimbursement payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date:	December 4, 2009	By:	/s/ Karl A. Roessner
			Name:	Karl A. Roessner
			Title:	Corporate Secretary